SUPPLEMENT No. 1 DATED April 25, 2023 (To Amendment #1 to S-1 dated April 14, 2023)	Rule 424(b)(3) Registration No. 333-269743

SHARPS TECHNOLOGY, INC.

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain Amendment No. 1 to Form S-1 Registration Statement, dated April 14, 2023 (the “Amended S-1”), of Sharps Technology, Inc. (the “Company”). This Supplement is not complete without, and may not be delivered or used except in connection with, the original Amended S-1.

The information attached to this Supplement modifies and supersedes, in part, the information in the Amended S-1. Any information that is modified or superseded in the Amended S-1 shall not be deemed to constitute a part of the Amended S-1, except as modified or superseded by this Supplement.

We may amend or supplement the Amended S-1 from time to time by filing amendments or supplements as required. You should read the entire Amended S-1 and any amendments or supplements carefully before you make an investment decision.

See “Risk Factors” beginning on page 8 of the Amended S-1 dated April 14, 2023, for risk factors and information you should consider before you purchase shares.

SELLING STOCKHOLDERS

The information appearing in the table below and the footnote (footnote 8) with respect to the selling stockholder named herein supersedes the information with respect to selling stockholder in the table appearing under the heading “Selling Stockholders” in the Amended S-1.

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to Amended S-1	Number of shares of Common Stock Owned After Offering

Intracoastal Capital LLC (8)	291,844	177,514	114,330

(8)	Includes 88,757 shares of common stock underlying warrants without giving effect to limitations on beneficial ownership set forth therein. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal.